March 2026
Pricing Supplement
Dated April 16, 2026
Registration Statement No. 333-283969
Filed pursuant to Rule 424(b)(2)
(To Prospectus dated February 26, 2025
Underlier Supplement dated February 26, 2025
and Product Supplement MLN-EI-1 dated February 26, 2025)

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
$649,000 PLUS Based on the Value of the Russell 2000® Index due August 4, 2027
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The PLUS will pay no interest and do not guarantee any return of principal at maturity. At maturity, if the final index value of the underlying index is greater than the initial index value, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying index, subject to the maximum payment at maturity. However, if the final index value is less than the initial index value, investors will lose 1% for every 1% that the final index value falls below the initial index value. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Accordingly, the PLUS do not guarantee any return of principal at maturity and you could lose some or all of your investment in the PLUS. The PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature which applies to a limited range of positive performance of the underlying index.  The PLUS are senior unsecured debt securities issued by The Toronto-Dominion Bank (“TD” or “we”). The PLUS are notes issued as part of TD’s Senior Debt Securities, Series H.
All payments on the PLUS are subject to the credit risk of TD. If TD were to default on its payment obligations, you may not receive any amounts owed to you under the PLUS and you could lose your entire investment in the PLUS. These PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
SUMMARY TERMS
Issuer:	The Toronto-Dominion Bank (“TD”)
Issue:	Senior Debt Securities, Series H
Underlying index:	Russell 2000® Index (Bloomberg Ticker: “RTY”)
Aggregate principal amount:	$649,000
Stated principal amount:	$1,000.00 per PLUS
Issue price:	$1,000.00 per PLUS (see “Commissions and issue price” below)
Minimum investment:	$1,000.00 (1 PLUS)
Coupon:	None
Pricing date:	April 16, 2026
Original issue date:
April 21, 2026 (3 business days after the pricing date). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the PLUS in the secondary market on any date prior to one business day before delivery of the PLUS will be required, by virtue of the fact that the PLUS initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Valuation date:	July 30, 2027, subject to postponement in the event of a market disruption event as described in the accompanying product supplement.
Maturity date:	August 4, 2027, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity per PLUS:
■      If the final index value is greater than the initial index value:
$1,000.00 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
■          If the final index value is less than or equal to the initial index value:
$1,000.00 + ($1,000.00 × underlying return)
If the final index value is less than the initial index value, you will lose 1% for every 1% that the final index value falls below the initial index value and you could lose up to your entire investment in the PLUS.

Underlying return:	(final index value − initial index value) / initial index value
Leverage factor:	300%
Leveraged upside payment:	$1,000.00 × leverage factor × underlying return
Maximum gain:	24.54%
Maximum payment at maturity:	$1,245.40 per PLUS (124.54% of the stated principal amount)
Initial index value:
2,719.602, which is the index closing value of the underlying index on the pricing date, as determined by the calculation agent and as may be adjusted as described under “General Terms of the Notes — Unavailability of the Level of, or Change in Law Event Affecting, the Reference Asset; Modification to Method of Calculation”, as described in the accompanying product supplement.

Final index value:
The index closing value of the underlying index on the valuation date, as determined by the calculation agent and as may be adjusted as described under “General Terms of the Notes — Unavailability of the Level of, or Change in Law Event Affecting, the Reference Asset; Modification to Method of Calculation”, as described in the accompanying product supplement.

CUSIP/ISIN:	89115LPW2 / US89115LPW27
Listing:	The PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation agent:	TD
Agent:
TD Securities (USA) LLC (“TDS”), an affiliate of TD. See “Additional Information About the PLUS — Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any).”

Estimated value on the pricing date:
The estimated value of your PLUS at the time the terms of your PLUS were set on the pricing date was $983.30 per PLUS, as discussed further under “Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page 8 and “Additional Information About the PLUS — Additional information regarding the estimated value of the PLUS” herein. The estimated value is less than the public offering price of the PLUS.

Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per PLUS:	$1,000.00	$17.50(a) +$5.00(b) $22.50	$977.50
Total:	$649,000.00	$14,602.50	$634,397.50
(1)
TDS has agreed to purchase the PLUS from TD at the price to public less a fee of $22.50 per PLUS. TDS has agreed to resell all of the PLUS to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a)	a fixed sales commission of $17.50 per $1,000.00 stated principal amount of PLUS that Morgan Stanley Wealth Management sells and
(b)	a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of PLUS that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management. See “Additional Information About the PLUS — Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)” herein.
The PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these PLUS or determined that this pricing supplement, the product supplement, the underlier supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The PLUS are unsecured and are not savings accounts or insured deposits of a bank. The PLUS are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The PLUS will not be listed or displayed on any securities exchange or electronic communications network.
We will deliver the PLUS in book-entry only form through the facilities of The Depository Trust Company on the original issue date against payment in immediately available funds.

Product supplement dated February 26, 2025	Underlier supplement dated February 26, 2025	Prospectus dated February 26, 2025

$649,000 PLUS Based on the Value of the Russell 2000® Index due August 4, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Information About TD and the PLUS
You should read this pricing supplement together with the prospectus dated February 26, 2025, as supplemented by the product supplement MLN-EI-1 dated February 26, 2025 and the underlier supplement dated February 26, 2025, relating to our Senior Debt Securities, Series H, of which these PLUS are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; third, the underlier supplement; and last, the accompanying prospectus. The PLUS vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product supplement and in “Risk Factors” in the prospectus, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the PLUS. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
■	Prospectus dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm
■	Underlier Supplement dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006121/ef20044458_424b3.htm
■	Product Supplement MLN-EI-1 dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006123/ef20044459_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, “TD,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
TD reserves the right to change the terms of, or reject any offer to purchase, the PLUS prior to their issuance. In the event of any changes to the terms of the PLUS, TD will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case TD may reject your offer to purchase.
“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

March 2026	Page 2

$649,000 PLUS Based on the Value of the Russell 2000® Index due August 4, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Investment Overview
Performance Leveraged Upside Securities
Principal at Risk Securities
The PLUS Based on the Value of the Russell 2000® Index due August 4, 2027 can be used:
■
As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index, subject to the maximum payment at maturity; however, by investing in the PLUS, you will not be entitled to receive any dividends paid with respect to the stocks comprising the underlying index (the “index constituent stocks”) or any interest payments, and your return will not exceed the maximum payment at maturity. You should carefully consider whether an investment that does not provide for any dividends, interest payments or exposure to the positive performance of the underlying index beyond a value that, when multiplied by the leverage factor, exceeds the maximum gain is appropriate for you.

■	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario.
■
To achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

Maturity:	Approximately 15 months
Leverage factor:	300% (applicable only if the final index value is greater than the initial index value)
Maximum payment at maturity:	$1,245.40 per PLUS (124.54% of the stated principal amount)
Maximum gain:	24.54%
Coupon:	None
Minimum payment at maturity:	None. Investors may lose up to their entire investment in the PLUS.
Listing:	The PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Key Investment Rationale
Investors can use the PLUS to leverage returns by 300%, up to the maximum gain. If the final index value is greater than the initial index value, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying index, subject to the maximum payment at maturity. However, if the final index value is less than the initial index value, investors will lose 1% for every 1% that the final index value falls below the initial index value. Investors may lose up to their entire investment in the PLUS. All payments on the PLUS are subject to the credit risk of TD. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the PLUS.
Investors will not be entitled to receive any dividends paid with respect to the index constituent stocks and the PLUS do not pay periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you.
Leveraged Performance up to a Cap
The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index or the index constituent stocks, within a certain range of positive performance.

Upside Scenario
If the final index value is greater than the initial index value, at maturity you will receive the stated principal amount of $1,000.00 plus the leveraged upside payment, subject to the maximum payment at maturity of $1,245.40 per PLUS (124.54% of the stated principal amount).

Par Scenario	If the final index value is equal to the initial index value, at maturity you will receive the stated principal amount.

Downside Scenario
If the final index value is less than the initial index value, at maturity you will receive less than the stated principal amount, if anything, resulting in a percentage loss of your investment equal to the underlying return. For example, if the underlying return is -35%, each PLUS will redeem for $650.00, or 65% of the stated principal amount. There is no minimum payment on the PLUS and you could lose up to your entire investment in the PLUS.

March 2026	Page 3

$649,000 PLUS Based on the Value of the Russell 2000® Index due August 4, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Investor Suitability
The PLUS may be suitable for you if:
■	You fully understand and are willing to accept the risks of an investment in the PLUS, including the risk that you may lose up to 100% of your investment in the PLUS
■
You can tolerate a loss of some or all of your investment and are willing to make an investment that has the same downside market risk as that of a direct investment in the underlying index or the index constituent stocks

■	You believe that the final index value will be greater than the initial index value and you understand and accept that any positive return that you earn on the PLUS will not exceed the maximum gain
■	You can tolerate fluctuations in the market prices of the PLUS prior to maturity that may be similar to or exceed the fluctuations in the value of the underlying index
■	You do not seek current income from your investment and are willing to forgo any dividends paid on any index constituent stocks
■	You are willing and able to hold the PLUS to maturity, a term of approximately 15 months, and accept that there may be little or no secondary market for the PLUS
■	You understand and are willing to accept the risks associated with the underlying index
■
You are willing to assume the credit risk of TD for all payments under the PLUS, and you understand that if TD defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The PLUS may not be suitable for you if:
■	You do not fully understand or are unwilling to accept the risks of an investment in the PLUS, including the risk that you may lose up to 100% of your investment
■	You require an investment that provides for at least partial or contingent protection against loss of principal
■	You are not willing to make an investment that has the same downside market risk as that of a direct investment in the underlying index or the index constituent stocks
■	You believe that the final index value will be less than or equal to the initial index value
■	You seek an investment that has an unlimited return potential or you do not understand or cannot accept that your potential return on the PLUS is limited to the maximum gain
■	You cannot tolerate fluctuations in the market price of the PLUS prior to maturity that may be similar to or exceed the fluctuations in the value of the underlying index
■	You seek current income from your investment or prefer to receive the dividends paid on the index constituent stocks
■	You are unable or unwilling to hold the PLUS to maturity, a term of approximately 15 months, or seek an investment for which there will be an active secondary market
■	You do not understand or are not willing to accept the risks associated with the underlying index
■	You are not willing to assume the credit risk of TD for all payments under the PLUS, including any repayment of principal

March 2026	Page 4

$649,000 PLUS Based on the Value of the Russell 2000® Index due August 4, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
How the PLUS Work
Hypothetical Examples
The below examples are based on the following terms and are purely hypothetical (the actual terms of your PLUS are specified on the cover hereof).
Investors will not be entitled to receive any dividends paid with respect to the index constituent stocks or any periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you. All payments on the PLUS are subject to our credit risk.

Stated principal amount:	$1,000.00 per PLUS
Leverage factor:	300%
Hypothetical initial index value:	100
Maximum payment at maturity:	$1,245.40 per PLUS
Maximum gain:	24.54%
Minimum payment at maturity:	None
EXAMPLE 1: The value of the underlying index increases over the term of the PLUS and the payment at maturity is less than the maximum payment at maturity.
Final index value	103
Underlying return	(103 – 100) / 100 = 3.00%
Payment at maturity	= $1,000.00 + leveraged upside payment, subject to the maximum payment at maturity
= $1,000.00 + ($1,000.00 × leverage factor × underlying return), subject to the maximum payment at maturity
= $1,000.00 + ($1,000.00 × 300% × 3.00%), subject to the maximum payment at maturity
= $1,090.00
In Example 1, the final index value is greater than the initial index value and the underlying return is 3.00%. Accordingly, investors receive the stated principal amount at maturity plus a return equal to 300% times the underlying return, resulting in a payment at maturity of $1,090.00 per PLUS (a total return of 9.00%).
EXAMPLE 2: The value of the underlying index increases over the term of the PLUS such that the payment at maturity is equal to the maximum payment at maturity.
Final index value	160
Underlying return	(160 – 100) / 100 = 60.00%
Payment at maturity	= $1,000.00 + leveraged upside payment, subject to the maximum payment at maturity
= $1,000.00 + ($1,000.00 × leverage factor × underlying return), subject to the maximum payment at maturity
= maximum payment at maturity of $1,245.40 per PLUS
In Example 2, the final index value is greater than the initial index value and the underlying return is 60.00%. Under the terms of the PLUS, investors will realize the maximum payment at maturity if the underlying return is 8.18% or higher. Therefore, in this example, investors receive the maximum payment at maturity of $1,245.40 per stated principal amount even though the underlying index has increased by an amount significantly greater than the return represented by the maximum payment at maturity.

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$649,000 PLUS Based on the Value of the Russell 2000® Index due August 4, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
EXAMPLE 3: The final index value is less than the initial index value.
Final index value	40
Underlying return	(40 – 100) / 100 = -60.00%
Payment at maturity	= $1,000.00 + ($1,000.00 × underlying return)
= $1,000.00 + ($1,000.00 × -60.00%)
= $1,000.00 - $600.00
= $400.00
In Example 3, the final index value is less than the initial index value and the underlying return is -60.00%. Because the final index value is less than the initial index value, investors are fully exposed to the decline of the final index value of the underlying index relative to the initial index value, resulting in a payment at maturity of $400.00 per PLUS (a return on investment of -60.00%).
If the final index value is less than the initial index value, you will lose 1% for every 1% that the final index value falls below the initial index value and you could lose up to your entire investment in the PLUS.

March 2026	Page 6

$649,000 PLUS Based on the Value of the Russell 2000® Index due August 4, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and “Risk Factors” of the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the PLUS.
Risks Relating to Return Characteristics
■
The PLUS do not provide any protection against loss; you may lose up to your entire investment. The PLUS differ from ordinary debt securities in that TD will not necessarily repay the stated principal amount of the PLUS at maturity. TD will pay you the stated principal amount of your PLUS at maturity only if the final index value is equal to or greater than the initial index value. You will be exposed on a 1-for-1 basis to any decline of the final index value of the underlying index relative to the initial index value. If the final index value is less than the initial index value, you will lose 1% of your principal for every 1% that the final index value falls below the initial index value. You may lose up to your entire investment in the PLUS.

■
The stated payout from the issuer applies only at maturity. You should be willing to hold your PLUS to maturity. The stated payout, including the benefit of the leverage factor, is available only if you hold your PLUS to maturity. If you are able to sell your PLUS prior to maturity in the secondary market, you may have to sell them at a loss relative to your investment in the PLUS even if the then-current value of the underlying index is greater than the initial index value.

■
Your potential return on the PLUS is limited to the maximum gain. The return potential of the PLUS is limited to the maximum gain. Therefore, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum gain. Your return on the PLUS may be less than that of a hypothetical direct investment in the underlying index or the index constituent stocks.

■	You will not receive any interest payments. TD will not pay any interest with respect to the PLUS.
■
The amount payable on the PLUS is not linked to the value of the underlying index at any time other than the valuation date. The final index value will be based on the index closing value on the valuation date, subject to postponement for non-trading days and certain market disruption events. If the value of the underlying index falls on the valuation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the value of the underlying index at any time prior to such drop. Although the index closing value on the maturity date or at other times during the term of the PLUS may be higher than the index closing value on the valuation date, the payment at maturity will be based solely on the index closing value on the valuation date.

■
Owning the PLUS is not the same as owning the index constituent stocks. The return on your PLUS may not reflect the return you would realize if you actually owned the index constituent stocks. For instance, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum gain. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions paid on the index constituent stocks, and no such dividends or distributions will be factored into the calculation of the payment at maturity on your PLUS. In addition, as an owner of the PLUS, you will not have voting rights or any other rights that a holder of the index constituent stocks may have.

Risks Relating to Characteristics of the Underlying Index
■
An investment in the PLUS involves market risk associated with the underlying index. The return on the PLUS, which may be negative, is linked to the performance of the underlying index and indirectly linked to the value of the index constituent stocks. The value of the underlying index can rise or fall sharply due to factors specific to the underlying index or its index constituent stocks and their issuers (the “index constituent stock issuers”), such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and values, interest rates and economic, political and other conditions. You, as an investor in the PLUS, should make your own investigation into the underlying index and the index constituent stocks.

March 2026	Page 7

$649,000 PLUS Based on the Value of the Russell 2000® Index due August 4, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
■
There can be no assurance that the investment view implicit in the PLUS will be successful. It is impossible to predict whether and the extent to which the value of the underlying index will rise or fall and there can be no assurance that the final index value will be greater than the initial index value. The final index value (and therefore the underlying return) will be influenced by complex and interrelated political, economic, financial and other factors that affect the index constituent stock issuers. You should be willing to accept the risks associated with the relevant markets tracked by the underlying index in general and each index constituent stock in particular, and the risk of losing some or all of your investment in the PLUS.

■
The underlying index reflects price return, not total return. The return on the PLUS is based on the performance of the underlying index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the index constituent stocks. The return on the PLUS will not include such a total return feature or dividend component.

■
The PLUS is subject to small-capitalization stock risks. The underlying index is comprised of index constituent stocks issued by small-capitalization companies and, therefore, are subject to risks associated with small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the underlying index may be more volatile than an index of which a greater percentage of its index constituent stocks are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

■
Changes affecting the underlying index could have an adverse effect on the market value of, and any amount payable on, the PLUS. The policies of the index sponsor as specified under “Information About the Underlying Index” (the “index sponsor”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the value of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the value of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could have an adverse effect on the market value of, and any amount payable on, the PLUS.

■
There is no affiliation between the index sponsor and TD, and TD is not responsible for any disclosure by such index sponsor. We or our affiliates may currently, or from time to time engage in business with the index sponsor. However, we and our affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions. You, as an investor in the PLUS, should conduct your own independent investigation of the index sponsor and the underlying index. The index sponsor is not involved in the PLUS offered hereby in any way and has no obligation of any sort with respect to your PLUS. The index sponsor has no obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of, and any amounts payable on, your PLUS.

Risks Relating to Estimated Value and Liquidity
■
The estimated value of your PLUS is less than the public offering price of your PLUS. The estimated value of your PLUS is less than the public offering price of your PLUS. The difference between the public offering price of your PLUS and the estimated value of the PLUS reflects costs and expected profits associated with selling and structuring the PLUS, as well as hedging our obligations under the PLUS. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.

■
The estimated value of your PLUS is based on our internal funding rate. The estimated value of your PLUS is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the PLUS generally represents a discount from the credit spreads for our conventional, fixed-rate debt PLUS and the borrowing rate we would pay for our conventional, fixed-rate debt PLUS. This discount is based on, among other things, our view of the funding value of the PLUS as well as the higher issuance,

March 2026	Page 8

$649,000 PLUS Based on the Value of the Russell 2000® Index due August 4, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
operational and ongoing liability management costs of the PLUS in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt PLUS, or the borrowing rate we would pay for our conventional, fixed-rate debt PLUS were to be used, we would expect the economic terms of the PLUS to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the PLUS is expected to increase the estimated value of the PLUS at any time.
■
The estimated value of the PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your PLUS is based on our internal pricing models when the terms of the PLUS are set, which take into account a number of variables, such as our internal funding rate on the pricing date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the PLUS may not be consistent with those of other financial institutions that may be purchasers or sellers of PLUS in the secondary market. As a result, the secondary market price of your PLUS may be materially less than the estimated value of the PLUS determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

■
The estimated value of your PLUS is not a prediction of the prices at which you may sell your PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be less than the public offering price of your PLUS and may be less than the estimated value of your PLUS. The estimated value of the PLUS is not a prediction of the prices at which the agent, other affiliates of ours or third parties may be willing to purchase the PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your PLUS in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the PLUS. Further, as secondary market prices of your PLUS take into account the levels at which our debt PLUS trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the PLUS, as well as hedging our obligations under the PLUS, secondary market prices of your PLUS will likely be less than the public offering price of your PLUS. As a result, the price at which the agent, other affiliates of ours or third parties may be willing to purchase the PLUS from you in secondary market transactions, if any, will likely be less than the price you paid for your PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

■
The temporary price at which the agent may initially buy the PLUS in the secondary market may not be indicative of future prices of your PLUS. Assuming that all relevant factors remain constant after the pricing date, the price at which the agent may initially buy or sell the PLUS in the secondary market (if the agent makes a market in the PLUS, which it is not obligated to do) may exceed the estimated value of the PLUS on the pricing date, as well as the secondary market value of the PLUS, for a temporary period after the original issue date of the PLUS, as discussed further under “Additional Information About the PLUS — Additional information regarding the estimated value of the PLUS”. The price at which the agent may initially buy or sell the PLUS in the secondary market may not be indicative of future prices of your PLUS.

■
The underwriting discount, offering expenses and certain hedging costs are likely to adversely affect secondary market prices. Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the PLUS will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the PLUS. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.

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There may not be an active trading market for the PLUS — sales in the secondary market may result in significant losses. There may be little or no secondary market for the PLUS. The PLUS will not be listed or displayed on any PLUS exchange or electronic communications network. The agent or another one of our affiliates may make a market for the PLUS; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the PLUS develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your PLUS in any secondary market could be

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$649,000 PLUS Based on the Value of the Russell 2000® Index due August 4, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
substantial. If you sell your PLUS before the maturity date, you may have to do so at a substantial discount from the public offering price irrespective of the price of the underlying index, and as a result, you may suffer substantial losses.
■
If the value of the underlying index changes, the market value of your PLUS may not change in the same manner. Your PLUS may trade quite differently from the performance of the underlying index. Changes in the value of the underlying index may not result in a comparable change in the market value of your PLUS. Even if the closing value of the underlying index increases to greater than the initial index value during the term of the PLUS, the market value of your PLUS may not increase by the same amount and could decline.

Risks Relating to General Credit Characteristics
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Investors are subject to TD’s credit risk, and TD’s credit ratings and credit spreads may adversely affect the market value of the PLUS. Although the return on the PLUS will be based on the performance of the underlying index, the payment of any amount due on the PLUS is subject to TD’s credit risk. The PLUS are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the PLUS and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the PLUS. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the PLUS.

Risks Relating to Hedging Activities and Conflicts of Interest
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There are potential conflicts of interest between you and the calculation agent. The calculation agent will, among other things, determine the amount payable on the PLUS. We will serve as the calculation agent and may appoint a different calculation agent after the original issue date without notice to you. The calculation agent will exercise its judgment when performing its functions and may have a conflict of interest if it needs to make certain decisions. For example, the calculation agent may have to determine whether a market disruption event affecting the underlying index has occurred, and make certain adjustments if certain events occur, which may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the calculation agent may affect the return on the PLUS, the calculation agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the calculation agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.

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The valuation date, and therefore the maturity date, are subject to market disruption events and postponements. The valuation date, and therefore the maturity date, are subject to postponement as described in the product supplement due to the occurrence of one or more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product supplement.

■
Trading and business activities by TD or its affiliates may adversely affect the market value of, and return on, the PLUS. We, the agent and/or our other affiliates may hedge our obligations under the PLUS by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of the underlying index or one or more index constituent stocks, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the PLUS declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the underlying index or one or more index constituent stocks.

These trading activities may present a conflict between the holders’ interest in the PLUS and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the PLUS.

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$649,000 PLUS Based on the Value of the Russell 2000® Index due August 4, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
We, the agent and/or our other affiliates may, at present or in the future, engage in business with one or more underlying index Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the agent’s and/or our other affiliates’ obligations, and your interests as a holder of the PLUS. Moreover, we, the agent and/or our other affiliates may have published, and in the future expect to publish, research reports with respect to the underlying index or one or more index constituent stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the PLUS. Any of these activities by us and/or our other affiliates may affect the value of the underlying index and, therefore, the market value of, and return on, the PLUS.
Risks Relating to Canadian and U.S. Federal Income Taxation
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Significant aspects of the tax treatment of the PLUS are uncertain. The U.S. tax treatment of the PLUS is uncertain. Please read carefully the section entitled “Material U.S. federal income tax consequences” herein and in the product supplement. You should consult your tax advisor as to the tax consequences of your investment in the PLUS.

For a discussion of the Canadian federal income tax consequences of investing in the PLUS, please see the discussion herein under “Additional Information About the PLUS — Canadian taxation”. If you are not a Non-resident Holder (as that term is defined herein under “Additional Information About the PLUS — Canadian taxation”) for Canadian federal income tax purposes or if you acquire the PLUS in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the PLUS and receiving the payments that might be due under the PLUS. We will not pay any additional amounts as a result of any withholding required by reason of the rules governing hybrid mismatch arrangements contained in sections 12.7 and 18.4 of the Canadian Tax Act (as defined herein under “Additional Information About the PLUS — Canadian taxation”), as such rules may be amended from time to time.

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Information About the Underlying Index
All disclosures contained in this document regarding the underlying index are derived from publicly available information. TD has not conducted any independent review or due diligence of any publicly available information with respect to the underlying index. You should make your own investigation into the underlying index.
Russell 2000® Index
We have derived all information regarding the Russell 2000® Index (“RTY”) contained in this document, including, without limitation, its make up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company (the “Index Sponsor” or “FTSE Russell”).
RTY is published by FTSE Russell, but FTSE Russell has no obligation to continue to publish RTY, and may discontinue publication of RTY at any time. RTY is determined, comprised and calculated by FTSE Russell without regard to this instrument.
As discussed more fully in the underlier supplement under the heading “Indices – The Russell 2000® Index,” RTY measures the composite price performance of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. Select information regarding top constituents and industry and/or sector weightings may be made available by the Index Sponsor on its website. RTY’s value is calculated by adding the market values of the underlying constituents and then dividing the derived total market capitalization by the “adjusted” capitalization of RTY on the base date of December 31, 1986.

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$649,000 PLUS Based on the Value of the Russell 2000® Index due August 4, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Historical Information
The index closing value of the underlying index on April 16, 2026 was 2,719.602. The graph below sets forth the index closing values of the underlying index for each day from January 1, 2021 through April 16, 2026. We obtained the information in the graph below from Bloomberg Professional® service (“Bloomberg”), without independent verification. TD has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index at any time, including the valuation date.
Russell 2000® Index – Daily Index Closing Values January 1, 2021 to April 16, 2026

This document relates only to the PLUS offered hereby and does not relate to the underlying index or other PLUS linked to the underlying index. We have derived all disclosures contained in this document regarding the underlying index from the publicly available documents described in the preceding paragraphs. In connection with the offering of the PLUS, none of us or any of our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying index.
Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying index.

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$649,000 PLUS Based on the Value of the Russell 2000® Index due August 4, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Information About the PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional Provisions:
Trustee:	The Bank of New York
Calculation agent:	TD
Trading day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Trading Day”.
Business day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
Canadian bail-in:	The PLUS are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in law event:	Not applicable, notwithstanding anything to the contrary in the product supplement.
Terms incorporated:
All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this document, and for purposes of the foregoing, the terms used herein mean the corresponding terms as defined in the accompanying product supplement, as specified below:

	Term used herein	Corresponding term in the accompanying product supplement
	underlying index	reference asset
	index constituent stocks	reference asset constituents
	stated principal amount	principal amount
	original issue date	issue date
	valuation date	final valuation date
	index closing value	closing level
	initial index value	initial level
	final index value	final level
	underlying return	percentage change
Additional information regarding the estimated value of the PLUS:
The final terms for the PLUS were determined on the pricing date, based on prevailing market conditions, and are specified elsewhere in this pricing supplement.
The economic terms of the PLUS are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the PLUS, estimated costs which we may incur in connection with the PLUS and the estimated cost which we may incur in hedging our obligations under the PLUS. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt PLUS trade in the secondary market, the use of an internal funding rate for the PLUS rather than the levels at which our benchmark debt PLUS trade in the secondary market is expected to have had an adverse effect on the economic terms of the PLUS.
On the cover page of this pricing supplement, we have provided the estimated value for the PLUS. The estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the PLUS and our internal funding rate. For more information about the estimated value, see “Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt PLUS trade in the secondary market, the use of an internal funding rate for the PLUS rather than the levels at which our benchmark debt PLUS trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the PLUS. For more information see the discussion under “Risk Factors — Risks Relating to Estimated Value and Liquidity — The estimated value of your PLUS is based on our

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$649,000 PLUS Based on the Value of the Russell 2000® Index due August 4, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

internal funding rate”.
Our estimated value of the PLUS is not a prediction of the price at which the PLUS may trade in the secondary market, nor will it be the price at which the agent may buy or sell the PLUS in the secondary market. Subject to normal market and funding conditions, the agent or another affiliate of ours intends to offer to purchase the PLUS in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the pricing date, the price at which the agent may initially buy or sell the PLUS in the secondary market, if any, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 6 weeks after the original issue date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the PLUS and other costs in connection with the PLUS which we will no longer expect to incur over the term of the PLUS. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the PLUS and any agreement we may have with the distributors of the PLUS. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the PLUS based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Risk Factors” in this pricing supplement for additional information.

Canadian taxation:
The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations promulgated thereunder (collectively, the “Canadian Tax Act”) generally applicable to a holder who is an individual and who acquires beneficial ownership of a PLUS upon the initial issuance of the PLUS by TD pursuant to this offering document or common shares of TD or any of its affiliates on a conversion of a PLUS on a bail-in conversion (if applicable), and who, for purposes of the Canadian Tax Act and any applicable income tax treaty, at all relevant times, is not resident and is not deemed to be resident in Canada, and who, for purposes of the Canadian Tax Act, at all relevant times, (i) deals at arm’s length with, and is not affiliated with, TD, any affiliate of TD, and any Canadian resident (or deemed Canadian resident) to whom the holder assigns or otherwise transfers the PLUS, (ii) is entitled to receive all payments (including any interest, principal and dividends, if applicable) made on the PLUS as beneficial owner, (iii) is not, and deals at arm’s length with each person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Canadian Tax Act) of TD and each affiliate of TD, (iv) is not an entity in respect of which TD or any affiliate of TD is a “specified entity” (as defined in subsection 18.4(1) of the Canadian Tax Act); (v) holds the PLUS or common shares of TD or any of its affiliates as capital property, (vi) does not use or hold and is not deemed to use or hold the PLUS or common shares of TD or any of its affiliates in or in the course of carrying on a business in Canada or as part of an adventure or concern in the nature of trade and (vii) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).
This summary assumes that no amount paid or payable to a Non-resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Canadian Tax Act. This summary further assumes that no PLUS or property acquired on settlement of a PLUS will be “taxable Canadian property” to a Non-resident Holder for purposes of the Canadian Tax Act at the time of its disposition or deemed disposition.
This summary is based upon the current provisions of the Canadian Tax Act in force as of the date hereof. On January 29, 2026, the Department of Finance (Canada) released for consultation proposed amendments to the Canadian Tax Act (the “January 29 Tax Proposals”) that would amend certain provisions of the Canadian Tax Act with respect to “hybrid mismatch arrangements” and introduce other consequential amendments. This overview does not take into account the January 29 Tax Proposals, but otherwise takes into account all other specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and the current administrative policies of the Canada Revenue Agency (“CRA”) published in writing by the CRA prior to the date hereof. This summary is not exhaustive of all possible

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Canadian federal income tax considerations relevant to an investment in the PLUS and, except for the Tax Proposals, does not take into account or anticipate any changes in law or CRA administrative policies, whether by way of legislative, governmental or judicial decision or action, nor does it take into account or consider any other federal tax considerations or any provincial, territorial or foreign tax considerations, which may differ materially from those discussed herein. While this summary assumes that the Tax Proposals will be enacted in the form proposed, no assurance can be given that this will be the case, and no assurance can be given that judicial, legislative or administrative changes will not modify or change the statements below.
The following is only a general summary of certain Canadian federal non-resident withholding and other tax provisions which may affect a Non-resident Holder of the PLUS described in this offering document. This summary is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-resident Holder and no representation with respect to the income tax consequences to any particular Non-resident Holder is made. Persons considering investing in PLUS should consult their own tax advisors with respect to the tax consequences of acquiring, holding and disposing of PLUS and any common shares of TD or any of its affiliates acquired on a bail-in conversion having regard to their own particular circumstances.
For the purposes of the Canadian Tax Act, all amounts not otherwise expressed in Canadian dollars must be converted into Canadian dollars based on the single day exchange rate as quoted by the Bank of Canada for the applicable day or such other rate of exchange that is acceptable to the Minister of National Revenue (Canada).
The PLUS
Interest (including amounts on account or in lieu of payment of, or in satisfaction of, interest) paid or credited, or deemed to be paid or credited, on a PLUS to a Non-resident Holder will not be subject to Canadian non-resident withholding tax unless all or any part of such interest is “participating debt interest”. “Participating debt interest” is defined in the Canadian Tax Act generally as interest (other than on a “prescribed obligation” described below) all or any portion of which is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. A “prescribed obligation” for this purpose is an “indexed debt obligation”, as defined in the Canadian Tax Act, in respect of which no amount payable is: (a) contingent or dependent upon the use of, or production from, property in Canada, or (b) computed by reference to: (i) revenue, profit, cash flow, commodity price or any other similar criterion, other than a change in the purchasing power of money, or (ii) dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. An “indexed debt obligation” is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding that is determined by reference to a change in the purchasing power of money.
In the event that a PLUS is redeemed, cancelled, purchased or repurchased by TD or any other person resident or deemed to be resident in Canada from a Non-resident Holder or is otherwise assigned or transferred by a Non-resident Holder to TD or another person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, the excess may, in certain circumstances be deemed to be interest and may, together with any interest that has accrued or is deemed to have accrued on the PLUS to that time, be subject to Canadian non-resident withholding tax if all or any part of such interest or deemed interest is participating debt interest; unless, in certain circumstances, the PLUS is not an indexed debt obligation (described above) and was issued for an amount not less than 97% of its principal amount (as defined in the Canadian Tax Act), and the yield from the PLUS, expressed in terms of an annual rate (determined in accordance with the Canadian Tax Act) on the amount for which the PLUS was issued, does not exceed 4/3 of the interest stipulated to be payable on the PLUS, expressed in terms of an annual rate on the outstanding principal amount from time to time.
If applicable, the normal rate of Canadian non-resident withholding tax is 25% but such rate may be reduced under the terms of an applicable income tax treaty.

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Generally, there are no other Canadian taxes on income (including taxable capital gains) payable by a Non-resident Holder under the Canadian Tax Act solely as a consequence of the acquisition, ownership or disposition of PLUS by the Non-resident Holder.
Common Shares Acquired on a Bail-in Conversion
Dividends (including amounts on account or in lieu of payment of, or in satisfaction of, dividends) paid or credited or deemed to be paid or credited to a Non-resident Holder on any common shares of TD or common shares of an affiliate of TD that is a Canadian resident corporation will be subject to Canadian non-resident withholding tax of 25% but such rate may be reduced under the terms of an applicable income tax treaty.
A Non-resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of any common shares of TD or common shares of an affiliate of TD unless such shares constitute “taxable Canadian property” to the Non-resident Holder for purposes of the Canadian Tax Act at the time of their disposition, and such Non-resident Holder is not entitled to relief pursuant to the provisions of an applicable income tax treaty. Non-resident Holders should consult their own tax advisors with respect to their particular circumstances.

Material U.S. federal income tax consequences:
The U.S. federal income tax consequences of your investment in the PLUS are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the PLUS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the PLUS, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the PLUS, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your PLUS as prepaid derivative contracts with respect to the underlying index. If your PLUS are so treated, you should generally recognize long-term capital gain or loss if you hold your PLUS for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your PLUS, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your PLUS. The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the PLUS, it is possible that your PLUS could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the PLUS could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement.
Except to the extent otherwise required by law, TD intends to treat your PLUS for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the PLUS. According to Notice 2008-2, the IRS and the Treasury are considering whether a holder of an instrument such as the PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such

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guidance, holders of the PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the PLUS, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the PLUS.
Non-U.S. Holders. Subject to Section 897 of the Code and Section 871(m) of the Code, and “FATCA”, each as discussed below, if the PLUS are offered to non-U.S. holders, you should generally not be subject to U.S. withholding tax with respect to payments on your PLUS or to generally applicable information reporting and backup withholding requirements with respect to payments on your PLUS if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a PLUS generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any index constituent stock issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the PLUS should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the PLUS were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a PLUS upon a taxable disposition of the PLUS to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any index constituent stock issuer as a USRPHC and/or the PLUS as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that

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the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.
Based on the nature of the underlying index and our determination that the PLUS are not “delta-one” with respect to the underlying index or any index constituent stocks, our special U.S. tax counsel is of the opinion that the PLUS should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the PLUS are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your PLUS could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying index, any index constituent stocks or your PLUS, and following such occurrence your PLUS could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the PLUS under these rules if you enter, or have entered, into certain other transactions in respect of the underlying index, index constituent stocks or the PLUS. If you enter, or have entered, into other transactions in respect of the underlying index, any index constituent stocks or the PLUS should consult your tax advisor regarding the application of Section 871(m) of the Code to your PLUS in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the PLUS, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the PLUS.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their PLUS through a foreign entity) under the FATCA rules.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the PLUS will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and

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may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. The PLUS may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the PLUS at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the PLUS at death.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of PLUS purchased after the bill was enacted to accrue interest income over the term of the PLUS despite the fact that there will be no interest payments over the term of the PLUS.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the PLUS to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your PLUS. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your PLUS.
Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the PLUS arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD).

Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):
We have appointed TDS, an affiliate of TD, as the agent for the sale of the PLUS. Pursuant to the terms of a distribution agreement, TDS has agreed to purchase the PLUS from TD at the price to public less a fee of $22.50 per PLUS. TDS has agreed to resell all of the PLUS to Morgan Stanley Wealth Management with an underwriting discount of $22.50 reflecting a fixed sales commission of $17.50 and fixed structuring fee of $5.00 per $1,000.00 stated principal amount of PLUS that Morgan Stanley Wealth Management sells. TD or an affiliate will also pay a fee to LFT Securities, LLC, an entity in which TD and an affiliate of Morgan Stanley Wealth Management have an ownership interest, for providing certain electronic platform services with respect to this offering.

Conflicts of Interest — TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the PLUS, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the PLUS will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the PLUS. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the PLUS after their initial sale. If a purchaser buys the PLUS from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.

Prohibition of sales in Canada and to Canadian residents:	The PLUS may not be offered, sold or otherwise made available directly or indirectly in Canada or to any resident of Canada.
Prohibition on sales to EEA retail investors:
The PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a

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professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”), for offering or selling the PLUS or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition on sales to United Kingdom retail investors:
The PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the PLUS or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the PLUS or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Validity of the PLUS:
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special products counsel to TD, when the PLUS offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the PLUS will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the PLUS, authentication of the PLUS and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP filed as Exhibit 5.3 to the registration statement on Form F-3 filed by TD on December 20, 2024.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the PLUS has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the PLUS, the PLUS will have been validly executed and issued and, to the extent validity of the PLUS is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and

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certain factual matters all as stated in the letter of such counsel dated December 20,2024, which has been filed as Exhibit 5.2 to the registration statement on Form F-3 filed by TD on December 20, 2024.

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